EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2005 Stock Incentive Plan of Landec Corporation, of our reports dated July 29, 2005, with respect to the consolidated financial statements of Landec Corporation included in its Annual Report (Form 10-K) for the fiscal year ended May 29, 2005, Landec Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Landec Corporation, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Jose, California
November 18, 2005